UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GOGO INC.

(Exact name of registrant as specified in its charter)

Delaware	27-1650905
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1250 N. Arlington Heights Road, Suite 500 Itasca, IL 60143	60143
(Addresses of Principal Executive Offices)	(Zip Code)

Aircell Holdings Inc. Stock Option Plan

Gogo Inc. 2013 Omnibus Incentive Plan

Gogo Inc. Employee Stock Purchase Plan

(Full title of the plans)

Marguerite M. Elias

Executive Vice President and General Counsel

1250 N. Arlington Heights Road, Suite 500

Itasca, IL 60143

(Name and address of agent for service)

(630) 647-1400

(Telephone number, including area code, of agent for service)

with a copy to:

Matthew E. Kaplan, Esq.

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

(212) 909-6000

Calculation of Registration Fee

Name of Plan	Title of Securities to be registered	Amount to be registered(1)		Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Aircell Holdings Inc. Stock Option Plan	Common Stock $0.0001 par value per share	5,593,415	(2)	$13.85 (5)	$77,468,797.75	$10,566.74
Gogo Inc. Employee Stock Purchase Plan	Common Stock $0.0001 par value per share	424,594	(3)	$14.91 (6)	$6,330,697.88	$863.51
Gogo Inc. 2013 Omnibus Incentive Plan	Common Stock $0.0001 par value per share	6,363,155	(4)	$14.91 (6)	$94,874,634.70	$12,940.90

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Gogo Inc. 2013 Omnibus Incentive Plan (“2013 Plan”), Gogo Inc. Employee Stock Purchase Plan (“ESPP”) and Aircell Holdings Inc. Stock Option Plan (“Aircell Plan”) by reason of any stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2)	Represents 5,593,415 shares of common stock reserved for issuance pursuant to equity awards outstanding under the Aircell Plan as of the date of this Registration Statement. To the extent that any such awards are forfeited or lapse unexercised subsequent to the date of this Registration Statement, up to 5,593,415 shares of common stock reserved for issuance pursuant to such awards will become available for issuance under the 2013 Plan. See footnote 4 below.
(3)	Represents 424,594 shares of common stock reserved for issuance pursuant to future awards under the ESPP.
(4)	Represents 6,363,155 shares of common stock reserved for issuance pursuant to future awards under the 2013 Plan. To the extent that any awards outstanding under the Aircell Plan are forfeited or lapse unexercised subsequent to the date of this Registration Statement, up to 5,593,415 shares of common stock reserved for issuance pursuant to such awards will become available for issuance under the 2013 Plan. See footnote 2 above.
(5)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $13.77, the weighted average price per share of outstanding option awards under the Aircell Plan as of June 20, 2013 with respect to 5,195,526 shares covering outstanding options and on the basis of $14.91 per share, which was the average of the high and low prices of Gogo, Inc. shares of common stock on June 24, 2013 as reported on the Nasdaq Global Select Market, for the remaining 397,889 shares.
(6)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $14.91 per share, which was the average of the high and low prices of Gogo, Inc. shares of common stock on June 24, 2013 as reported on the Nasdaq Global Select Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed by Gogo Inc. (the “Company” or “Registrant”) with respect to its Gogo Inc. 2013 Omnibus Incentive Plan (the “2013 Plan”), its Gogo Inc. Employee Stock Purchase Plan (the “ESPP”) and its Aircell Holdings Inc. Stock Option Plan (the “Aircell Plan” and together with the 2013 Plan and ESPP, the “Plans”) referred to on the cover of this Registration Statement. Information required by Part I to be contained in the Section 10(a) prospectus for each Plan is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8.

2

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	The Registrant’s Prospectus filed with the Commission on June 24, 2013 pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1 (File No. 333-178727);

•	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-35975) filed on June 20, 2013; and

All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the filing of this registration statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold and that deregisters all securities that remain unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that is deemed to be incorporated by reference in this Registration Statement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not Applicable.

Item 6.	Indemnification of Directors and Officers

Delaware General Corporation Law. Under Section 145 of the Delaware General Corporation Law (“DGCL”), a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person in fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or other such court shall deem proper. In accordance with Section 145(c) of the Delaware General Corporation Law, to the extent that such person has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. The indemnification and advancement of expenses provided for or granted pursuant to Section 145 of the DGCL is not exclusive of any other rights of indemnification or advancement of expenses to which those seeking indemnification or advancement of expenses may be entitled, and a corporation may purchase and maintain insurance against liabilities asserted against any former or current, director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not the power to indemnify is provided by the statute.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation provides for such limitation of liability.

Certificate of Incorporation. Our amended and restated certificate of incorporation provides that we shall, to the fullest extent authorized by the DGCL, indemnify any person made, or is threatened to be made, a party to any action, suit or proceeding (whether civil, criminal or otherwise) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer or trustee of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such action, suit or proceeding is alleged action or inaction in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee; provided, however, that we shall indemnify any such person in connection with an action, suit or proceeding (or part thereof) initiated by such person only if such action, suit or proceeding (or part thereof) was authorized by our board of directors. We may, by action of our board of directors, provide indemnification to employees and agents of the Company with the same scope and effect as the foregoing indemnification of directors, officers and trustees. Our amended and restated certificate of incorporation provides that no director of the Company shall be personally liable to the Company or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Bylaws. Our amended and restated bylaws provide that we shall, to the fullest extent permitted by law, indemnify any person made or threatened to be made a party or is otherwise involved in any action, suit or proceeding (whether civil, criminal or otherwise) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise; provided, however, we shall indemnify any such person in connection with an action, suit or proceeding initiated by such person, including a counterclaim or crossclaim, if such action, suit or proceeding was authorized by our board of directors.

Indemnification Agreements. In addition to the provisions of our amended and restated certificate of incorporation and amended and restated bylaws described above, we plan to enter into indemnification agreements with each of our directors and executive officers. The form of agreement that we anticipate adopting provides that we will indemnify each of our directors, executive officers and such other key employees against any and all expenses incurred by that director, executive officer or other key employee because of his or her status as one of our directors, executive officers or other key employees, to the fullest extent permitted by Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws. In addition, we anticipate that the form agreement will provide that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by our directors, executive officers and other key employees in connection with a legal proceeding.

D&O Insurance. We maintain standard policies of insurance under which coverage is provided to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and to us with respect to payments which may be made by us to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Please read “Item 9. Undertakings” for a description of the Commission’s position regarding such indemnification provisions.

Item 7.	Exemption from Registration Claimed

Not Applicable.

Item 8.	Exhibits

See Exhibit Index immediately following the signature pages.

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Itasca, State of Illinois, on June 26, 2013.

GOGO INC.

By:	/s/ Norman Smagley
Name:	Norman Smagley
Title:	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on June 26, 2013 by the following persons in the capacities indicated.

Signature	Title

/s/ Michael J. Small Michael J. Small	President and Chief Executive Officer and Director (Principal Executive Officer)

/s/ Norman Smagley Norman Smagley	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Thomas E. McShane Thomas E. McShane	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)

* Ronald T. LeMay	Executive Chairman; Chairman of the Board

* Robert L. Crandall	Director

* Lawrence N. Lavine	Director

* Christopher Minnetian	Director

* Robert H. Mundheim	Director

* Oakleigh Thorne	Director

* Charles C. Townsend	Director

* Harris N. Williams	Director

*By:	/s/ Norman Smagley
Norman Smagley, as Attorney in Fact*

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	Form of Common Stock Certificate, incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (No. 333-178727)

5.1	Opinion of Debevoise & Plimpton LLP

23.1	Consent of Debevoise & Plimpton LLP (included in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney